THE FIRST WESTERN FUNDS TRUST

SECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of this 21st  day of August, 2015, to the Custody Agreement dated as of August  16, 2012, as amended February 7, 2013 (the "Agreement") is entered into by and between THE FIRST WESTERN FUNDS TRUST, an Ohio business trust (the "Trust"), and U.S. BANK, N.A. a national banking association (the "Custodian").

RECITALS

WHEREAS, the Trust and the Custodian entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the series of the Trust to add the First Western Short Duration High Yield Credit Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the Trust and the Custodian agree to the following:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE FIRST WESTERN FUNDS TRUST		US BANK, N.A.

By:	/s/ Theresa Bridge	By:	/s/ Michael McVoy

Name:	Theresa M. Bridge	Name:	Michael R. McVoy

Title:	Treasurer	Title:	Senior Vice President

2015 - First Western Funds Trust

Amended Exhibit B of the Custody Agreement

Name of Series

First Western Fixed Income Fund
First Western Short Duration Bond Fund
First Western Short Duration High Yield Credit Fund

U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

I.	Market Value Fee Per Fund

Based upon an annual rate of:
.000175% (1.75 basis points) on the first $50 million
.0001% (1 basis point) on the next $450 million
.000075% (0.75 basis point) on the next $1 billion
.00005 (.50 basis point) on the balance

II.	Portfolio Transaction Fees:

$ 7.00 per US Bank repurchase agreement transaction
$ 9.00 per book entry security (depository or Federal Reserve system)
$ 7.50 per book entry security (depository or Federal Reserve system) - Advisor affirmed
$25.00 per transaction processed through our New York custodian definitive security (physical)
$ 8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$10.00 per Currency transaction
$15.00 per mutual fund trade
$15.00 per Fed wire or margin variation Fed wire
$ 6.00 per short sale
$ 5.00 per expense disbursement
$150.00 per segregated account per year
A transaction is a purchase/sale of a security, free receipt/free delivery (excludes initial conversion), maturity, tender or exchange.

Monthly Minimum Fee (I and II): $500 per month

III.	Out-of-Pocket Expenses

Treasury management, shipping fees, transfer fees and other out- of-pocket charges will be billed monthly.

Overdrafts -charged to the account at prime interest rate plus 2.
•	U S Bank retains the rlght to be reimbursed for out-of pocket expenses including, but not limited to postage, insurance and long distance telephone charges. Other services are available and prices can be supplied upon request,
•	Real Titne Internet Access for the client will be provided at no additional charge.
•	This. fee schedule is quoted based on exclusive utilization of the First American Money Market Funds/or investment of short tern1 cash.

2015 - First Western Funds Trust

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